EXHIBIT 2.3

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Top Source Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Top Source Technologies, Inc., (a Delaware corporation) and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Top Source Technologies, Inc. and subsidiaries as of September 30, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

West Palm Beach, Florida,
November 24, 1999

                          TOP SOURCE TECHNOLOGIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                        AS OF SEPTEMBER 30, 1999 and 1998

-------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                          1999                          1998
                                                                          ------------------            -----------------
Current Assets:
  Cash and cash equivalents                                                     $ 2,308,952                    $ 488,899
  Accounts receivable trade, net                                                    209,554                       56,861
  Due from buyer of automotive subsidiary                                         6,000,000                            -
  Inventories                                                                     1,935,832                    1,140,520
  Prepaid expenses                                                                   76,657                      115,296
  Other                                                                             102,867                      130,361
  Net assets from discontinued operations                                                 -                    1,780,990
                                                                          ------------------            -----------------
Total current assets                                                             10,633,862                    3,712,927
Property and equipment, net                                                       1,533,117                      551,478
Patents, net                                                                        143,881                      123,626
Capitalized database, net                                                         1,862,361                    2,073,194
Due from buyer of automotive subsidiary                                           1,500,000                            -
Note receivable from officer                                                              -                       26,260
Other assets, net                                                                     1,127                      133,814
                                                                          ------------------            -----------------
TOTAL ASSETS                                                                   $ 15,674,348                  $ 6,621,299
                                                                          ==================            =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Line of credit                                                                $ 1,913,986                  $ 1,318,835
  Senior subordinated convertible notes                                             707,000                            -
  Loan payable                                                                      506,712                            -
  Accounts payable                                                                  302,553                      597,307
  Accrued liabilities                                                             2,607,408                      798,662
  Payable to former buyer of automotive subsidiary                                1,030,835                            -
                                                                          ------------------            -----------------
Total current liabilities                                                         7,068,494                    2,714,804
  Senior subordinated convertible notes                                                   -                    3,020,000
  Other liabilities                                                                  89,799                      429,524
                                                                          ------------------            -----------------
Total liabilities                                                                 7,158,293                    6,164,328

Commitments and contingencies (See Note 10)                                               -                            -

Stockholders' equity:
  Preferred stock - $.10 par value, 5,000,000 shares
   authorized; 3,500 and 1,000 shares issued and                                  3,444,644                      943,807
   outstanding in 1999 and 1998, respectively
  Common stock-$.001 par value, 50,000,000 shares
   authorized; 29,799,281 and 29,053,803 shares issued and
   outstanding in 1999 and 1998, respectively                                        29,799                       29,054
  Additional paid-in capital                                                     31,208,571                   29,624,951
  Accumulated deficit                                                           (24,817,605)                 (28,791,487)
  Treasury stock-at cost; 466,234  shares                                        (1,349,354)                  (1,349,354)
                                                                          ------------------            -----------------
Total stockholders' equity                                                        8,516,055                      456,971
                                                                          ------------------            -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 15,674,348                  $ 6,621,299
                                                                          ==================            =================

   The accompanying notes to consolidated financial statements are an integral part of these consolidated statements .

                          TOP SOURCE TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------------
                                                                     1999              1998              1997
                                                                 ------------      ------------      ------------
Revenue:
  Sales revenue                                                  $    930,749      $    195,676      $    294,700
  Service revenue                                                     458,929           196,977           109,153
                                                                 ------------      ------------      ------------
   Total revenue                                                    1,389,678           392,653           403,853
                                                                 ------------      ------------      ------------
Cost of sales and service                                           1,256,621           609,088           107,044
                                                                 ------------      ------------      ------------
Gross profit (loss)                                                   133,057          (216,435)          296,809
                                                                 ------------      ------------      ------------
Expenses:
  General and administrative                                        2,409,072         2,792,151         3,894,096
  Selling and marketing                                               752,512           810,288         1,031,756
  Write down of fixed assets                                               --           880,911                --
  Severance expense                                                        --         1,085,587                --
  Depreciation and amortization                                       379,431           853,971         1,034,898
  Research and development                                            146,896           286,341            25,682
                                                                 ------------      ------------      ------------
Total expenses                                                      3,687,911         6,709,249         5,986,432
                                                                 ------------      ------------      ------------
Loss from operations                                               (3,554,854)       (6,925,684)       (5,689,623)
Other income (expense):
  Interest income                                                      81,815            92,555           132,526
  Interest expense                                                   (589,362)         (662,312)         (438,849)
  Other (expense) income, net                                         (11,008)           54,849            88,322
                                                                 ------------      ------------      ------------
Net other income (expense)                                           (518,555)         (514,908)         (218,001)
                                                                 ------------      ------------      ------------
Loss before income taxes                                           (4,073,409)       (7,440,592)       (5,907,624)
Income tax expense                                                         --               (75)         (248,926)
                                                                 ------------      ------------      ------------
Loss from continuing operations before
discontinued operations and extraordinary item:                    (4,073,409)       (7,440,667)       (6,156,550)
                                                                 ------------      ------------      ------------
Discontinued operations:
Income from discontinued operations,
net of income taxes                                                 1,232,451           948,345         2,921,234
Gain on disposal of discontinued operations,
net of income taxes                                                 8,030,832           962,760                --
                                                                 ------------      ------------      ------------
Discontinued operations                                             9,263,283         1,911,105         2,921,234
                                                                 ------------      ------------      ------------
Income (loss) before extraordinary item                             5,189,874        (5,529,562)       (3,235,316)
 Loss on extinguishment of debt                                       (27,266)               --                --
                                                                 ------------      ------------      ------------
Net income (loss)                                                   5,162,608        (5,529,562)       (3,235,316)
Embedded dividend on preferred stock                                 (619,462)         (193,807)               --
Preferred dividends                                                  (277,458)          (20,034)               --
Value of warrants issued with preferred stock                        (291,806)         (108,979)               --
                                                                 ------------      ------------      ------------
Net income (loss) available to common stockholders               $  3,973,882      ($ 5,852,382)     ($ 3,235,316)
                                                                 ============      ============      ============
Basic and Diluted Earnings (Loss) Per Share
Continuing Operations                                                   (0.18)            (0.28)            (0.22)
Discontinued Operations                                                  0.32              0.07              0.10
Extraordinary item                                                      (0.00)               --                --
                                                                 ------------      ------------      ------------
Net Income (Loss)                                                        0.14             (0.21)            (0.12)
                                                                 ============      ============      ============
Basic and diluted weighted average common shares outstanding       29,108,705        28,242,005        28,065,563
                                                                 ============      ============      ============

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements .

                          TOP SOURCE TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


                                                                COMMON STOCK                         ADDITIONAL
                                                         --------------------------    PREFERRED      PAID-IN
                                                             SHARES        AMOUNT        STOCK        CAPITAL
                                                         ------------------------------------------------------
BALANCE, SEPTEMBER 30, 1996                                28,446,477     $ 28,446             -    $28,723,853

Exercise of stock options ($.5625 to $1.78 per share)          15,000           15             -         20,598
Treasury stock purchases                                            -            -             -              -
Net loss                                                            -            -             -              -
                                                         ------------------------------------------------------
BALANCE, SEPTEMBER 30, 1997                                28,461,477       28,461             -     28,744,451

Exercise of stock options ($.53 to $1.50 per share)           549,700          550             -        387,791
Issuance of convertible preferred stock - Series A                  -            -     1,000,000              -
Preferred stock issuance costs and fees                             -            -             -       (118,606)
Issuance of common stock for payment of dividend
   on preferred stock                                          42,626           43             -         19,991
Intrinsic value of preferred stock conversion feature               -            -      (250,000)       250,000
Preferred stock embedded dividend                                   -            -       193,807              -
Value of warrants issued with preferred stock                       -            -             -        108,979
Options and warrants issued for services                            -            -             -        232,345
Net loss                                                            -            -             -              -
                                                         ------------------------------------------------------
BALANCE, SEPTEMBER 30, 1998                                29,053,803       29,054       943,807     29,624,951

Exercise of stock options ($.53 to $.875 per share)            50,550           51             -         26,827
Redemption of convertible preferred stock - Series A                -            -      (500,000)             -
Conversion of convertible preferred stock - Series A
   to common stock                                            669,149          668      (500,000)       499,332
Issuance of convertible preferred stock - Series B                  -            -     3,500,000              -
Preferred stock issuance costs and fees                             -            -             -       (129,701)
Issuance of common stock for payment of dividend
   on preferred stock                                          25,779           26             -         12,105
Preferred stock dividend                                            -            -             -              -
Intrinsic value of preferred stock conversion feature               -            -      (618,625)       618,625
Preferred stock embedded dividend                                   -            -       619,462              -
Value of warrants issued with preferred stock                       -            -             -        291,806
Options and warrants issued for services                            -            -             -        264,626
Net Income                                                          -            -             -              -
                                                         ======================================================
BALANCE, SEPTEMBER 30, 1999                                29,799,281     $ 29,799   $ 3,444,644    $31,208,571
                                                         ======================================================

                                                                                                   TOTAL
                                                          ACCUMULATED       TREASURY           STOCKHOLDERS'
                                                            DEFICIT           STOCK                EQUITY
                                                         ---------------------------------------------------
BALANCE, SEPTEMBER 30, 1996                              $ (19,703,789)   $   (131,785)         $ 8,916,725

Exercise of stock options ($.5625 to $1.78 per share)                -               -               20,613
Treasury stock purchases                                             -      (1,217,569)          (1,217,569)
Net loss                                                    (3,235,316)              -           (3,235,316)
                                                         ---------------------------------------------------
BALANCE, SEPTEMBER 30, 1997                                (22,939,105)     (1,349,354)           4,484,453

Exercise of stock options ($.53 to $1.50 per share)                  -               -              388,341
Issuance of convertible preferred stock - Series A                   -               -            1,000,000
Preferred stock issuance costs and fees                              -               -             (118,606)
Issuance of common stock for payment of dividend
   on preferred stock                                          (20,034)              -                    -
Intrinsic value of preferred stock conversion feature                -               -                    -
Preferred stock embedded dividend                             (193,807)              -                    -
Value of warrants issued with preferred stock                 (108,979)              -                    -
Options and warrants issued for services                             -               -              232,345
Net loss                                                    (5,529,562)              -           (5,529,562)
                                                         ---------------------------------------------------
BALANCE, SEPTEMBER 30, 1998                                (28,791,487)     (1,349,354)             456,971

Exercise of stock options ($.53 to $.875 per share)                  -               -               26,878
Redemption of convertible preferred stock - Series A                 -               -             (500,000)
Conversion of convertible preferred stock - Series A
   to common stock                                                   -               -                    -
Issuance of convertible preferred stock - Series B                   -               -            3,500,000
Preferred stock issuance costs and fees                              -               -             (129,701)
Issuance of common stock for payment of dividend
   on preferred stock                                          (12,131)              -                    -
Preferred stock dividend                                      (265,327)              -             (265,327)
Intrinsic value of preferred stock conversion feature                -               -                    -
Preferred stock embedded dividend                             (619,462)              -                    -
Value of warrants issued with preferred stock                 (291,806)              -                    -
Options and warrants issued for services                             -               -              264,626
Net Income                                                   5,162,608               -            5,162,608
                                                         ===================================================
BALANCE, SEPTEMBER 30, 1999                              $ (24,817,605)   $ (1,349,354)         $ 8,516,055
                                                         ===================================================

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                          TOP SOURCE TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

-----------------------------------------------------------------------------------------------------------
                                                                  1999            1998              1997
                                                              -----------      -----------      -----------
OPERATING ACTIVITIES:
    Net income (loss)                                         $ 5,162,608      $(5,529,562)     $(3,235,316)
    Adjustments to reconcile net income (loss) to
       net cash used in operating activities:
    Income from discontinued operations                        (1,232,451)        (948,345)      (2,921,234)
    Gain on disposal of discontinued operations                (8,030,832)        (962,760)              --
    Depreciation                                                  307,034          679,245          829,183
    Amortization                                                  333,217          294,150          232,756
    Write down of fixed assets and inventory                           --        1,294,045               --
    Loss on extinguishment of debt                                 27,266               --               --
    Loss on disposal of equipment                                   3,100          160,963          284,212
    Non cash value of services                                    184,620          232,345               --
    Decrease in deferred income tax assets, net                        --               --          245,926
    Repayments from (advances to) officers                         26,260          107,661         (133,921)
    (Increase) decrease in accounts receivable, net              (152,693)            (191)         574,025
    Increase in inventories                                      (795,312)      (1,437,419)         (75,118)
    Decrease in prepaid expenses                                   38,639           39,599           36,516
    Decrease (increase) in other assets                            27,494          729,556         (165,163)
    (Decrease) increase in accounts payable                      (294,754)         539,889         (542,780)
    Increase (decrease) in accrued liabilities                    274,733         (120,769)        (698,314)
    (Decrease) increase in other liabilities                     (339,725)         429,524               --
                                                              -----------      -----------      -----------
Net cash used in operating activities                          (4,460,796)      (4,492,069)      (5,569,228)
                                                              -----------      -----------      -----------
INVESTING ACTIVITIES:
    Purchases of property and equipment, net                   (1,291,773)        (582,132)        (820,421)
    Additions to patent costs, net                               (103,722)         (65,078)         (11,410)
                                                              -----------      -----------      -----------
Net cash used in investing activities                          (1,395,495)        (647,210)        (831,831)
                                                              -----------      -----------      -----------
FINANCING ACTIVITIES:
    Proceeds from exercises of stock options and warrants          26,878          388,341           20,613
    Preferred stock issuance, net                               3,370,299          881,394               --
    Proceeds from loan payable                                    500,000               --               --
    Repurchases of treasury stock                                      --               --       (1,217,569)
    Redemption of preferred stock Series A                       (500,000)              --               --
    Repayments of Senior Convertible Notes                     (2,064,617)              --               --
    Payment of extinguishment of debt costs                      (110,403)              --               --
    Payment of preferred stock dividend                          (107,827)              --               --
    Proceeds from (repayments of) borrowings                      595,151         (677,506)       1,996,341
                                                              -----------      -----------      -----------
Net cash provided by financing activities                       1,709,481          592,229          799,385
                                                              -----------      -----------      -----------
NET CASH USED IN CONTINUING OPERATIONS:                        (4,146,810)      (4,547,050)      (5,601,674)
                                                              -----------      -----------      -----------
CASH PROVIDED BY DISCONTINUED OPERATIONS:
    Operating Activities                                        1,488,397        1,731,370        3,796,011
    Investing Activities                                        4,478,466        1,200,900        3,256,213
                                                              -----------      -----------      -----------
Net cash provided by discontinued operations                    5,966,863        2,932,270        7,052,224
                                                              -----------      -----------      -----------
Net increase (decrease) in cash and cash equivalents            1,820,053       (1,614,780)       1,450,550
Cash and cash equivalents at beginning of period                  488,899        2,103,679          653,129
                                                              -----------      -----------      -----------
Cash and cash equivalents at end of period                    $ 2,308,952      $   488,899      $ 2,103,679
                                                              ===========      ===========      ===========


  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements .

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION - Currently, the Company has three wholly owned subsidiaries, Top Source Instruments, Inc. ("TSI"), which markets, leases and sells oil analysis services with the OSA-II, Top Source Oil Analysis, Inc. ("TSOA"), which became a discontinued operation on September 30, 1996, and ARCS Safety Seat, Inc. ("ARCS"), which is inactive. Additionally, the Company has one 85% owned subsidiary, Top Source Automotive, Inc. ("TSA"), which became a discontinued operation on September 30, 1999. (See Note 3. Sale of Top Source Automotive, Inc.)

The accompanying Consolidated Financial Statements include the accounts of Top Source Technologies, Inc. and its subsidiaries ("the Company"). All significant inter-company accounts and transactions have been eliminated. In order to maintain consistency and comparability between periods presented certain amounts have been reclassified from previously reported financial statements in order to conform to the financial statement presentation of the current year. On September 30, 1999 the Company sold substantially all of the assets of its 85% owned subsidiary, TSA and other assets used in TSA's business to Onkyo America, Inc. ("Onkyo"). Accordingly, the operations and financial activity associated with this business have been reclassified as discontinued operations. With the disposition of this operation, the Company's core business, became the leasing and selling of its second generation on-site used oil analyzer ("OSA-II"). The OSA-II is a proprietary oil analysis instrument that combines two spectrometers in order to analyze used oil in approximately five minutes and generate a computerized diagnostic statement about the engine from which the oil was extracted.

CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

REVENUE RECOGNITION - The Company recognizes revenue from sales and leases of OSA units at the time the products are shipped. Revenue from leased OSA units is recognized ratably over the lease term, which range from 3 to 48 months. All existing leases are classified as operating leases.

INVENTORIES - Inventories are stated at the lower of cost or market and are valued by the first-in, first-out (FIFO) method.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt approximates fair value.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Repairs and maintenance costs are charged to expense as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, or the lease term if shorter in the case of leasehold improvements, ranging from two to seven years. When property or equipment is retired or otherwise disposed of, the cost less related accumulated depreciation is removed from the accounts and the resulting gains or losses are included in other expense in the accompanying statements of operations.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CAPITALIZED DATABASE - The capitalized database relates to a portion of the cost in excess of the fair value related to the TSOA acquisition, which was retained by TSI to support their OSA technology. The capitalized database is being amortized over 15 years using the straight-line method (see Note 8. Capitalized Database).

LONG-LIVED ASSETS - The Company continually evaluates factors, events and circumstances, which include, but are not limited to, the historical and projected operating performance, specific industry trends and general economic conditions to assess whether the remaining estimated useful life of the Company's long-lived assets may warrant revision or that the assets may not be recoverable. When such factors, events or circumstances indicate that the long-lived assets should be evaluated for possible impairment, the Company uses an estimate of undiscounted cash flow generated from the long-lived assets over the remaining lives of those assets in measuring its recoverability.

RESEARCH AND DEVELOPMENT - The costs associated with research and development of products and technologies are expensed as incurred.

USE OF ESTIMATES - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the consolidating financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME - For the years ended September 30, 1999, 1998 and 1997, there were no differences between net income and comprehensive income.

NEW ACCOUNTING STANDARDS - In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in fiscal years beginning after December 15, 1997. This statement establishes standards for the way public business enterprises report information about products, services, geographic areas and major customers. The Company adopted SFAS No. 131 for fiscal year ending September 30, 1999. The adoption of SFAS No. 131 did not have a material impact on its financial position or results of operations because its operations are concentrated in one segment following the sale of TSA (see Note 3. Sale of Top Source Automotive, Inc.)

QUARTERLY INFORMATION - The Company recorded an additional valuation allowance to reduce the deferred tax asset in the amount of $249,000, during the fourth quarter of the fiscal year ended September 30, 1997. (See Note 12. Income Taxes)

STOCK-BASED COMPENSATION - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require companies to record compensation plans using a fair value based method. The Company has chosen to continue to account for stock-based compensation using the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the corporation's stock at the date of the grant over the amount an employee must pay to acquire the stock.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
2.  OIL ANALYSIS SERVICE

During fiscal 1998, and as a result of the introduction of the OSA-IIs, the original OSA-I units and related inventory were deemed to be impaired and written off. An impairment loss, in the amounts of $880,911 and $413,134, was charged to operations and is included in "Write down of fixed assets" and "Cost of Sales and Service", respectively, in the accompanying Consolidated Statements of Operations for the Year Ended September 30, 1998.

The Company believes that its marketing efforts relating to the OSA-II will be successful. However, if the Company is unable to meet goals or to have the necessary resources to sustain its marketing activities it could have a material adverse effect on the Company's financial condition and the carrying value of its assets. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets.

3.  SALE OF TOP SOURCE AUTOMOTIVE, INC.

On September 30, 1999, the Company sold substantially all of the assets of its 85% owned subsidiary, TSA, and certain intellectual property assets of the Company relating to TSA's Overhead Speaker Systems ("OHSS") business, to Onkyo America, Inc. ("Onkyo") for total consideration of $10,000,000 consisting of $2,500,000 cash, a $6,500,000 30-day note payable to TSA and a $1,000,000 30-day note payable to the Company in either cash or convertible preferred stock of Onkyo. The $6,500,000 note and accrued interest of $46,479 was paid on October 29, 1999, and the $1,000,000 note was paid through issuance of $1,000,000 of Onkyo 5% Series A Convertible Preferred Stock ("Onkyo Preferred"). Of the $9,000,000 in cash received by the Company, $500,000 is being held in escrow for a 12-month period until October 2000 in the event that undisclosed TSA liabilities in excess of $50,000 arise. Upon conclusion of the one-year period, the funds plus interest will be paid to TSA less any excess undisclosed liabilities, if any, in excess of $50,000. No accrual has been recorded for claims against the escrowed funds as none are anticipated at this time.

The $1,000,000 Onkyo Preferred received by the Company has the following attributes:

a. CONVERSION. In the event that Onkyo prior to redemption completes an initial public offering for a minimum of $10,000,000 net of underwriting discounts and commissions and the equity valuation of Onkyo is in excess of $25 million, the Onkyo Preferred automatically converts into Onkyo Common Stock, equal to approximately 2.5% of the number of common shares outstanding prior to completion of the offering.

b. REDEMPTION. After October 1, 2002, either the Company or Onkyo may redeem the Series A Preferred Stock based upon a formula equal to (i) the product of multiplying 4.3 times Onkyo's average, annualized net income before interest, taxes, depreciation, and amortization for the period beginning on September 1, 1999 (including TSA's operations for the period beginning on September 1, 1999); times (ii) the fully-diluted percentage of Common Stock into which the Series A Preferred Stock is convertible. The term "fully-diluted" gives effect to exercise of all outstanding options and warrants and conversion of all outstanding convertible securities;

c. DIVIDENDS. The Series A Preferred Stock has a cumulative dividend preference of 5% per annum payable at the end of each year.

d. LIQUIDATION PREFERENCE. Upon liquidation of Onkyo or sale of all or substantially all of the assets of Onkyo or similar event, the Series A Preferred Stock is entitled to a $1,000,000 liquidation preference in addition to all cumulative and unpaid dividends; and

e. NON-VOTING. The Series A Preferred Stock has no voting rights except those required by law.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
3.  SALE OF TOP SOURCE AUTOMOTIVE, INC., (CONTINUED)

Previously, the Company and TSA had entered into a TSA Asset Purchase agreement with NCT Audio Products, Inc. ("NCT") on August 14, 1998 for a minimum of $10,000,000 in cash and up to $6,000,000 in a potential earn-out based upon the future operating results of the TSA business being sold. TSA received $1,450,000 in June 1998 and an additional $2,050,000 on December 15, 1998 when the Company's stockholders approved the sale to NCT. As a result of the approval by the Company's stockholders on December 15, 1998, NCT became the owner of 20% of TSA's Common Stock in exchange for the $3,500,000 it paid. During fiscal 1999, the Company and TSA granted NCT two additional extensions to close the transaction with a final deadline of July 15, 1999. As part of the consideration for these extensions, the Company received back 5% of TSA's Common Stock, thereby reducing NCT's ownership of TSA to 15%. NCT's parent company issued a press release on July 16, 1999 stating that it was unable to obtain the necessary financing to complete the transaction and acknowledging that NCT thereby let its rights under the asset purchase agreement to lapse. As a result, the Company and TSA proceeded to negotiate a definitive agreement and ultimately close on the sale of the assets to Onkyo on September 30, 1999. In September 1999, NCT commenced an arbitration proceeding alleging that the Company and TSA breached the Asset Purchase Agreement and sought to obtain injunctive relief from the Delaware Court of Chancery preventing the Company and TSA from consummating the Onkyo transaction. The Court declined to rule on NCT's request for a temporary restraining order and NCT's request for injunctive relief was rendered moot when the Onkyo transaction closed. The arbitration proceeding in which NCT claims damages, beyond their 15% equity ownership of TSA, is pending. The Company believes that NCT's claims for damages beyond their 15% equity ownership of TSA less certain adjustments and offsets, are without merit. In December 1999, the Company and TSA answered the demand for arbitration by denying all material allegations and filed a counterclaim against NCT for substantial damages. The Company has recorded the amounts due to NCT as "Payable to former buyer of automotive subsidiary" in the accompanying consolidated balance sheet.

4.  STATEMENTS OF CASH FLOWS

In connection with the restructuring of substantially all of the outstanding Senior Subordinated Convertible Notes (see Note 9. Debt), the Company recorded a non-cash gain on extinguishment of debt of $248,383 for the year ended September 30, 1999.

There were no significant non-cash investing or financing activities for the years ended September 30, 1998 and 1997. Cash paid for interest for the years ended September 30, 1999, 1998, and 1997 was $397,639, $564,930 and $325,782,
respectively.

5. INVENTORIES

Inventories consisted of the following at September 30, 1999 and 1998:

------------------------------- ----------------------- ---------------------
                                                  1999                  1998
------------------------------- ----------------------- ---------------------
Raw materials                                 $984,082            $1,140,520
------------------------------- ----------------------- ---------------------
Finished goods                                 951,750                   -0-
                                               -------                   ---
------------------------------- ----------------------- ---------------------
                                            $1,935,832            $1,140,520
                                             =========             =========
------------------------------- ----------------------- ---------------------

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
6.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 1999 and 1998:

--------------------------------- ------------- ---------------- ---------------
                                    USEFUL
                                     LIFE
                                    (YEARS)                1999            1998
--------------------------------- ------------- ---------------- ---------------
Computer equipment                    3-4              $967,753      $1,026,411
--------------------------------- ------------- ---------------- ---------------
On-Site Analyzers                     4-5             1,482,829         316,214
--------------------------------- ------------- ---------------- ---------------
Tools                                  2                 24,253          11,862
--------------------------------- ------------- ---------------- ---------------
Furniture and fixtures                3-5               190,452         188,285
--------------------------------- ------------- ---------------- ---------------
Leasehold improvements                2-5                26,555          25,665
                                                         ------          ------
--------------------------------- ------------- ---------------- ---------------
                                                      2,691,842       1,568,437
                                                      ---------       ---------
--------------------------------- ------------- ---------------- ---------------
Less: accumulated depreciation                      (1,158,725)     (1,016,959)
--------------------------------- ------------- ---------------- ---------------
                                                     $1,533,117        $551,478
                                                      =========         =======
--------------------------------- ------------- ---------------- ---------------

Depreciation of leased OSA-II machines in the amount of $160,029 and $119,424 for the years ended September 30, 1999 and 1998, respectively, has been allocated to cost of sales as it directly relates to cost of services.

During fiscal 1998 and as a result of the introduction of the OSA-IIs, the OSA-Is property and equipment were written down. (See Note 2. Oil Analysis Service).

7. PATENTS

Patents consisted of the following at September 30, 1999 and 1998:

------------------------------------ ------------ -------------- ---------------
                                        USEFUL
                                         LIFE
                                        (YEARS)        1999            1998
------------------------------------ ------------ -------------- ---------------

------------------------------------ ------------ -------------- ---------------
Patents                                   10           $241,830        $199,982
------------------------------------ ------------ -------------- ---------------
   Less: accumulated amortization                       (97,949)        (76,356)
                                                        --------        --------
------------------------------------ ------------ -------------- ---------------
                                                       $143,881        $123,626
                                                       ========        ========
------------------------------------ ------------ -------------- ---------------

OSA  (ON-SITE ANALYZER)
TSI has been granted five patents on unique technology critical to the operations of its On-Site Analyzer. The value of these patents is being amortized over ten years and have a remaining net book value of $96,313 at September 30, 1999.

ARCS (ACCELERATION RESTRAINT CURVE SAFETY SEAT)
Over the past eight years the Company worked on developing a proprietary technology involving controlled seat motion that occurs at the instant of a frontal crash to help restrain vehicle occupants and assist automakers in meeting Federal passive restraint laws. The Company is unaware of any other moving seat technology that has been successfully tested by a major automobile manufacturer. In December 1996, the U.S. Patent Office granted patent protection for ARCS technology. The value of the patents related to the ARCS Seat Safety Device is being amortized over ten years and have a remaining net book value of $47,568 at September 30, 1999.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
8.  CAPITALIZED DATABASE

Capitalized database consisted of the following at September 30, 1999 and 1998:

------------------------------------ -------------- -------------- -------------
                                         USEFUL
                                      LIFE (YEARS)       1999            1998
------------------------------------ -------------- -------------- -------------

------------------------------------ -------------- -------------- -------------
Capitalized database                       15       $3,162,500     $3,162,500
------------------------------------ -------------- -------------- -------------
Less:  accumulated amortization                     (1,300,139)    (1,089,306)
                                                    -----------    -----------
------------------------------------ -------------- -------------- -------------
                                                    $1,862,361     $2,073,194
                                                    ==========     ==========
------------------------------------ -------------- -------------- -------------

The capitalized database contains an active library of engine and machine tests that have a diagnosed history. The value of the capitalized database was determined based on an assessment of the number of samples included in the database and a per unit cost to develop/buy the data. The 15-year amortization period is supported by an independent study of the expected life in use of each engine type in the database. The database will remain for use by TSI and will be an integral part of TSI by developing specialized markets.

9.  DEBT

Notes payable at September 30, 1999 and 1998 are as follows:

                                                                          1999                       1998
                                                                          ----                       ----
Senior Subordinated convertible notes, due June 2000,
bearing interest at 5%                                                  $707,000                  $3,020,000
                                                                         =======                  ==========

On June 9, 1995, the Company entered into an agreement with advisory clients of Ganz Capital Management, Inc., now Mellon Private Asset Management ("Mellon"), whereby the holders would purchase $3,020,000 nine percent (9%) Senior Subordinated convertible notes (the "Notes") from the Company maturing in June 2000. After June 9, 1996, the Notes could be prepaid by the Company without penalty and could be converted by the holders into fully registered shares of the Company's Common Stock at a conversion price of $10.00 per share. The Notes are subject to an Indebtedness to Equity ratio that cannot exceed 1.5 to 1.0. As of September 30, 1998, the Company was not in compliance with the ratio. Subsequent to September 30, 1998, the Company restructured substantially all of the $3,020,000 Notes, which included a waiver of the debt to equity ratio until September 30,1999. As of September 30, 1999, the Company was in compliance with this ratio.

During December 1998, the Company restructured substantially all of the outstanding $3,020,000 of Senior Subordinated Convertible Notes (the "Notes"). The Company prepaid an aggregate of $745,000 principal amount of Notes for $496,617 resulting in a savings of $248,383 in principal amount (not including future debt service costs.) In connection with the discounting of these Notes, the Company issued to the Noteholders warrants to purchase an aggregate of 248,383 shares of the Company's Common Stock exercisable over a five-year period at $1.78 per share. The Company is currently in the process of registering the shares of Common Stock issuable upon exercise of the warrants. In addition, on December 15, 1998 concurrent with the approval of the sale of TSA Assets by the Company's stockholders, Noteholders representing $2,240,000 of the remaining $2,275,000 in Notes outstanding agreed to be prepaid $1,568,000 of the Notes, leaving $707,000 of principal outstanding due on June 2000.

In connection with this redemption, the Noteholders agreed to reduce the interest rate from 9% to 5% and reduce the conversion price on the remaining 30% Note balance from $10.00 per share to $2.00 per share. In connection with the repayment of the Notes, a waiver of certain restrictive provisions of the Note Purchase Agreement, including the requirement that the Company maintain a 1.5 to 1 debt to equity ratio, was received (through and including September 30, 1999).

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
9.  DEBT, (CONTINUED)

On July 1, 1997, the Company entered into a three-year $5,000,000 asset-based financing agreement ("Credit Facility") with Nations Credit Commercial Corporation ("Nations"). The Credit Facility, which was secured by substantially all of the assets of the Company enabled the Company to borrow up to $5,000,000 based upon certain percentages of accounts receivable and inventory balances. The interest rate on this Credit Facility was 1-1/2% over the prime rate and was payable monthly with a required minimum borrowing level of $2,500,000 for fee calculation purposes. The Company's effective interest rate at September 30, 1999 factoring the interest earned on unused drawn funds was 17.4%. As a result of the sale of TSA assets, the Note balance of approximately $1,914,000, which included a redemption fee of $100,000, was paid in full. Additionally, the Credit Facility was cancelled and liens on all assets of the Company were released on October 1, 1999.

On August 13, 1999, a trust in which Mr. G. Jeff Mennen, a director of the Company, is one of the trustees (the "Trust") provided the Company a six-month short-term unsecured loan of $500,000 at a 10% interest rate. The loan can be prepaid without penalty at anytime during the first six months. In the event the Company does not repay the loan before February 13, 2000, the Company will be required to file a registration statement by February 13, 2000. The registration statement will allow the Trust to convert the loan to Common Stock at 90% of the market price. As consideration, the Trust received 50,000 warrants at the market price of $.875 exercisable immediately, and 50,000 warrants at the market price of $.875 exercisable in one year. The value of these warrants utilizing the Black- Scholes Option Pricing Model in accordance with SFAS No. 123 was $76,344. This amount was deducted as interest expense in the fourth quarter of the fiscal year 1999. Total interest accrued on this loan for the period ended September 30, 1999 amounted to $6,712.

10. COMMITMENTS AND CONTINGENCIES

The Company leases office space under non-cancelable operating leases. Future minimum rental commitments under these leases are as follows:

         Fiscal Year Ending September 30:

         2000               $199,899
         2001                202,149
         2002                 42,209

Total rental expense for continuing operations amounted to $188,538, $174,386, and $299,525 for the years ended September 30, 1999, 1998, and 1997, respectively.

The Company has commitments under certain employment agreements entered into with individuals in management positions. The base salary payments due under these agreements aggregate $467,560 and are payable during fiscal 2000.

The Company established a Retirement Salary Savings Plan (401(k)) (the "Plan") effective October 1, 1993. All employees employed on October 1, 1993 were eligible to join the Plan. Otherwise, they will be eligible to participate in the Plan if they have completed three months of service and have attained the age of 21. The enrollment dates are the first day of each month. The Company will match 25% of each dollar contributed by an employee to the Plan on the first 6% of the salary deferral, not to exceed 1 1/2% of the employee's total salary eligible under the Plan. The cost the Company incurred for matching employee contributions and administrative costs during fiscal 1999, 1998 and 1997 was $17,980, $19,160, and $30,943, respectively.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
10. COMMITMENTS AND CONTINGENCIES, (CONTINUED)

The Company has from time to time incurred expenses associated with litigation defense and payment of settlements or judgments in connection with its businesses. The Company believes that such litigation and other legal matters should not have a significant adverse effect on the Company's financial position or results of operations.

11. LOSS PER SHARE

The Company adopted SFAS No. 128, "Earnings Per Share" during fiscal 1998. SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share are calculated by dividing income
(loss) available to Common Stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is calculated by dividing income available to common stockholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.

For the years ended September 30, 1999, 1998 and 1997, the dilutive effect of convertible securities and common stock equivalent shares of 4,039,032, 1,274,896, and 554,802, respectively, were not included in the dilutive average common shares outstanding, as the effect would have been antidilutive.

12. INCOME TAXES

The income tax expense for the years ended September 30, 1999, 1998 and 1997 of $0, $0, and $249,000 consists of the reversal of previously recorded deferred tax assets in 1997.

A valuation allowance is provided to reduce the deferred tax assets to a level, which, more likely than not, will be realized. The Company has determined, it is not more likely than not that the net deferred tax assets at September 30, 1999 will be realized before the expiration of the underlying net operating loss carryforwards which will begin expiring in 2002. Accordingly, a full valuation allowance has been recorded on the potential tax benefit generated from the operating loss carryforwards.

At September 30, 1999, the Company has net tax basis Federal operating loss carryforwards of approximately $31,000,000, which may be used to offset future taxable income, if any. The Company's net operating loss carryforwards expire between 2002 and 2018.

13.  RELATED PARTY TRANSACTIONS

In order to assure the Company would not violate a covenant under the Notes, in January 1998, G. Jeff Mennen, a director of the Company, agreed to infuse sufficient capital into the Company to maintain compliance of this ratio through October 1, 1998 or refinance the Notes (see Note 9. Debt). In consideration for this guarantee, the Company issued to Mr. Mennen 50,000 10-year warrants exercisable at $2.00 per share and agreed to register the underlying shares of Common Stock at its sole expense. These warrants were valued at $31,854 utilizing the Black Scholes Option Pricing Model in accordance with SFAS No. 123 and has been deducted as an expense for the period ended September 30, 1998.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
13.  RELATED PARTY TRANSACTIONS, (CONTINUED)

On November 17, 1998, the Company sold $3,500,000 of its Series B Convertible Preferred Stock ("Series B Preferred") to two trusts in which Mr. G. Jeff Mennen, a director of the Company, is one of the co-trustees and sole trustee, respectively, and the beneficiaries are members of Mr. Mennen's immediate family (the "Mennen Trusts"). The Series B Preferred is convertible into a number of shares of Common Stock computed by dividing the stated value of $1,000 per share (the "Stated Value") by 85% of the closing bid price of the Common Stock on the previous trading day (the "Conversion Price"). The Company has the option to redeem the Series B Preferred at a price of 115% of Stated Value plus accrued dividends, which option expires on January 1, 2001. The Series B Preferred pays a dividend of 9% per annum in cash or, if the Company is unable to pay cash, in shares of Common Stock. The number of shares of Common Stock to be issued in such event shall equal to the sum of: (A) the amount of the dividend divided by the Conversion Price plus (B) 25% of the amount obtained in clause (A). As additional consideration, the Company issued to the Mennen Trusts 350,000 warrants to purchase the Company's Common Stock exercisable over a 10-year period at a price of $1.94 per share (which was equivalent to $1.00 above the closing price on the day of consummation of the Series B Preferred sale transaction). These warrants were valued at $177,251 utilizing the Black Scholes Option Pricing Model in accordance with SFAS No. 123 and has been deducted from amounts available to Common Stockholders for the purpose of calculating income per share for the period ended September 30, 1999. Additionally, since the Series B Preferred was not redeemed or converted into Common Stock on or before May 1, 1999 (which conversion required the Company's consent), the Company issued to the Mennen Trusts an additional 50,000 10-year warrants exercisable at a price of $1.75, $0.50 per share above the closing price of the Company's Common Stock on April 30, 1999. These warrants were valued at $27,048 utilizing the Black-Scholes Option Pricing Model in accordance with SFAS No. 123 and has been deducted from amounts available to Common Stockholders for the purpose of calculating income per share for the period ended September 30, 1999.

Under the original terms of the series B Preferred Stock, the Company agreed to file a registration statement by November 30, 1999 to cover the public sale of the shares of Common Stock issuable on conversion of the Series B Preferred Stock and exercise of the warrants. The company did not file a registration statement (see Note 18. Subsequent Events).

On August 13, 1999, a trust in which Mr. G. Jeff Mennen, a director of the Company, is one of the trustees (the "Trust") provided the Company a six-month short-term unsecured loan of $500,000 at a 10% interest rate. The loan can be prepaid without penalty at anytime during the first six months. In the event the Company does not repay the loan before February 13, 2000, the Company will be required to file a registration statement by February 13, 2000. The registration statement will allow the Trust to convert the loan to Common Stock at 90% of the market price. As consideration, the Trust received 50,000 warrants at the market price of $.875 exercisable immediately, and 50,000 warrants at the market price of $.875 exercisable in one year. The value of these warrants of $76,344 of utilizing the Black-Scholes Option Pricing Model in accordance with SFAS No. 123 has been deducted as interest expense in the fourth quarter of fiscal year 1999.

In fiscal 1993, Stuart Landow, the former Chairman of the Board of Directors, President and Chief Executive Officer of the Company entered into an employment agreement ("Employment Agreement") which provided a base salary of $200,000 per year. Additionally, the Employment Agreement called for incentive compensation payments. The incentive cash compensation expense for fiscal 1999, 1998, and 1997 was $0, and $92,760, and $178,406, respectively.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
13. RELATED PARTY TRANSACTIONS, (CONTINUED)

As a result of the hiring of a new CEO, who replaced Mr. Landow as CEO in May 1997, a breach in the terms of the original Employment Agreement occurred, thus, Mr. Landow could have requested that the "Good Reason" clause of his contract be triggered effective July 1, 1997. Mr. Landow waived this clause with the approval of the Board of Directors. This waiver was effective until June 30, 1998 or earlier, if elected by Mr. Landow at which time the terms of the original Employment Agreement remained in effect, with the exception of the incentive payments which would be calculated based on the previous sales for the period from July 1, 1996 through June 30, 1997.

In June 1998, Mr. Landow and the Company's Board of Directors reached an agreement to modify his Employment Agreement, which resulted in Mr. Landow triggering the Good Reason clause of his contract and resigning as Chairman and as a director of the Company, effective June 30, 1998.

Mr. Landow and the Company agreed to a reduction of approximately $195,000 of the total compensation Mr. Landow was entitled to receive during the three-year period ending June 30, 2001 by reducing the 36-month term of the severance to 30 months. Mr. Landow agreed to raise the exercise price on 200,000 of his 600,000 Options (all of which remain vested) from $2.06 to $3.56. In return for these modifications to the Employment Agreement, the Company agreed to extend the exercise period for all of Mr. Landow's 600,000 vested Options from the original expiration date of July 1, 1999 to the new date of July 1, 2001.

Additionally, the modified Employment Agreement provides that Mr. Landow would repay the Company approximately $105,000 he previously borrowed, together with 9% per annum interest over the 30-month term. The Company is deducting the monthly installments from Mr. Landow's monthly severance compensation payments.

As a result of the triggering of the Good Reason clause of the Employment Agreement and the modifications, the Company recorded a one-time charge against earnings of $1,085,587, which is included in "Severance expense" in the accompanying Consolidated Statement of Operations for the Year Ended September 30, 1998. This one-time charge was comprised of $918,507 in future severance payments and a non-cash charge of $167,080 which the Company was required to record due to the change in the stock option measurement date under SFAS No. 123 and the Black-Scholes Option Pricing Model.

As of September 30, 1999, the Company owes Mr. Landow additional payments of $429,524, which is included in accrued liabilities in the accompanying financial statements.

14. STOCK AND STOCK OPTION PLANS

The 1990 Stock Plan, as amended, covers 3,300,000 shares of Common Stock and is intended to provide: (a) officers and other employees of the Company opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as Incentive Stock Options ("ISOs") under the Internal Revenue Code of 1986, as amended; (b) directors, officers, employees and consultants of the Company opportunities to purchase stock in the Company pursuant to Options granted hereunder which do not qualify as ISO's ("Non-Qualified Options"); (c) directors, officers, employees and consultants of the Company awards of stock in the Company ("Awards"); (d) directors, officers, employees and consultants of the Company opportunities to make direct purchases of stock in the Company ("Purchases"); and (e) directors of the Company who are not employees of the Company with Non-Discretionary Options.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
14. STOCK AND STOCK OPTION PLANS, (CONTINUED)

The 1990 Stock Plan is administered by a committee of four non-employee directors. The committee, subject to certain restrictions in the 1990 Stock Plan, has the authority to grant or issue, as applicable, ISOs, Non-Qualified Options, Awards, Purchases and Non-Discretionary Options. The committee also establishes exercise or issue prices, vesting schedules and expiration dates.

The Company's 1993 Stock Option Plan (the "1993 Plan") covers 1,500,000 shares of Common Stock. The 1993 Plan provides: (a) officers and other employees of the Company opportunities to purchase stock in the Company pursuant to Options granted hereunder which qualify as ISOs; and (b) directors, officers, employees and consultants of the Company opportunities to purchase stock in the Company pursuant to Non-Qualified Options.

A committee of non-employee directors administers the 1993 Plan. The committee, subject to certain restrictions in the 1993 Plan, has the authority to (i) determine the employees of the Company to whom ISOs may be granted, and determine to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted; (iii) determine the exercise price of shares subject to Options; (iv) determine whether Options granted shall be ISOs or Non-Qualified Options; (v) determine the time or times when the Options shall become exercisable, the duration of the exercise period and when the Options shall vest; (vi) determine whether restrictions such as repurchase Options are to be imposed on shares subject to Options and the nature of such restrictions, if any, and (vii) interpret the 1993 Plan and promulgate and rescind rules and regulations relating to it.

The 1993 Plan also provides for the automatic grant of 30,000 Non-Qualified Options to any director who is not an employee of the Company. These Options vest in increments of 5,000 Options per director every June 30 and December 31, provided that they are still serving as a director at that time. However, in the event any director resigns prior to full vesting, the Options will vest on a pro-rata basis.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
14.  STOCK AND STOCK OPTION PLANS  (CONTINUED)

The Company has issued the following options and warrants to directors, officers, employees and consultants during 1999, 1998 and 1997. All of the following Options and warrants issued to employees, directors and officers were issued at the fair market value of the underlying stock at the date of grant; therefore, no compensation expense has been recognized. Options or warrants issued to consultants were charged to operations, determined by the Black-Scholes Option Pricing Model in accordance with SFAS No. 123.

                                                     1999                     1998                      1997
                                           ---------------------------------------------------------------------------
                                                          WEIGHTED                  WEIGHTED                  WEIGHTE
                                                          AVERAGE                   AVERAGE                      D
                                                          EXERCISE                  EXERCISE                  AVERAGE
                                            OPTIONS        PRICE      OPTIONS        PRICE      OPTIONS       EXERCISE
                                           ---------      --------   ---------      --------   ---------       PRICE
                                                                                                              --------
Outstanding,
beginning of year:                         3,265,872      $   2.34   3,160,580      $   2.66   2,681,314      $   3.57

Granted                                    1,219,748      $   1.53   1,683,727      $   1.79   1,148,257      $   2.12

Expiration Dates                           11/13/03-                 01/12/2002-               11/11/2006-
                                           9/22/2009                 09/01/2008                9/25/2007

Exercised                                    (50,550)     $    .53    (549,700)     $    .71     (15,000)     $   1.37

Expired or Canceled                         (474,609)     $   3.23  (1,028,735)     $   3.33    (653,991)     $   5.50
                                                                     ---------                   -------
Outstanding, end
of year:                                   3,960,461      $   1.94   3,265,872      $   2.34   3,160,580      $   2.66
                                           =========      ========   =========                 =========      ========
Exercisable, end
of year:                                   3,117,323      $   2.12   1,802,234      $   2.94   2,089,163      $   2.85
                                           =========      ========   =========                 =========      ========
Weighted-average
fair value of
options granted
during the year                            $     .60                $      .98                $     1.46
                                           =========                ==========                ==========
Available for
grant, end of year:                           42,613
                                           =========

Included in the above table at September 30, 1999 are 575,000 outstanding options, which were granted outside of the Stock Option Plans during fiscal 1998 and 1997 with a weighted average price of $2.00, and $1.98, respectively. Also, included in the above table are 1,073,383 warrants, which were granted during fiscal 1998 and 1999 at prices ranging from $.875 - $2.00.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
14. STOCK AND STOCK OPTION PLANS  (CONTINUED)

Information about stock options in various price ranges at September 30, 1999 follows:

                     OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
----------------------------------------------------------------------    -------------------------
                                         WEIGHTED-
                                          AVERAGE
                                         REMAINING        WEIGHTED-                       WEIGHTED-
                       OUTSTANDING      CONTRACTUAL       AVERAGE          EXERCISABLE    AVERAGE
      RANGE OF            AS OF            LIFE           EXERCISE            AS OF       EXERCISE
  EXERCISE PRICES       09/30/99         (YEARS)          PRICE             09/30/99        PRICE
------------------     -----------      -----------       ---------        -----------    ---------
$0.00  -     $1.00        687,416           8.3            $0.85             357,743        $0.83
$1.01  -     $2.00      2,262,739           8.5            $1.67           1,754,274        $1.72
$2.01  -     $3.00        574,820           4.6            $2.23             574,820        $2.23
$3.01  -     $5.00        295,000           7.0            $3.47             295,000        $3.47
$5.01  -     $8.00        110,486           5.5            $6.76             105,486        $6.77
$8.01  -    $10.00         30,000           4.5            $8.75              30,000        $2.12
                        ---------           ---            -----           ---------        -----
                        3,960,461           7.7            $1.94           3,117,323        $2.12
                        =========                                          =========
---------------------------------------------------------------------------------------------------

The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for its Stock Option Plans. Had compensation for the Company's stock-based compensation plans been determined pursuant to SFAS No. 123, the Company's net loss and loss per share would have increased accordingly. Using the Black-Scholes Option Pricing Model for all Options granted after October 1, 1995, the Company's pro forma net loss and pro forma net loss per share, with related assumptions, are as follows:

                                                        1999               1998               1997
                                                     ----------        ------------       ------------
Pro forma net income (loss)                          $3,445,032        $(6,577,819)       $(3,619,598)
Pro forma basic and diluted net income
  (loss) per share                                          .12               (.23)              (.13)
Expected life (years)                                         7                  7                  7
Risk-Free interest rate                                    6.14%              5.67%              6.51%
Expected volatility                                          69%                86%                81%
Quarterly dividend                                      None               None               None


Because SFAS No. 123 method of accounting has not been applied to Options granted prior to October, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

On November 12, 1996, the Company announced that it put into effect a stock repurchase plan to repurchase up to 400,000 shares of its Common Stock. From November 12, 1996 through April 22, 1997, the Company repurchased 378,700 shares at an average purchase price of $3.21 per share. The Company anticipates no further stock repurchases for the immediate future.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
15. CONCENTRATION OF CREDIT RISK

In fiscal 1999, the Company derived approximately 50% of its revenue from the outright sale of 10 OSA-II units to Flying J, Inc. Additionally, in fiscal 1999, the Company derived approximately 14% of its revenue from ongoing long-term leases with Speedco, Inc., a major truck stop company affiliated with Shell/Equilon. Loss of Speedco, Inc. ongoing revenues during fiscal year 2000 would have a material adverse impact on the Company.

During fiscal 1998, approximately 63% of the Company's revenues were derived from four customers, all of which were different than the key customers noted above in fiscal 1999.

16.  DISCONTINUED OPERATIONS

On September 30, 1999, the Company sold substantially all the assets of its 85% owned subsidiary, TSA and its intellectual property assets relating to TSA's OHSS business to Onkyo.

The financial activities associated with TSA have been classified as discontinued operations in the accompanying Consolidated Financial Statements. The results of operations attributable to TSA are included in the accompanying Consolidated Statements of Operations as a component of the line items captioned, "Income from discontinued operations, net of income taxes" and "Gain on disposal of discontinued operations, net of income taxes". The combined incomes from these activities were $9,263,283, $1,911,105 and $2,921,234 for the years ended September 30, 1999, 1998 and 1997, respectively.

Revenues for TSA were $8,863,814, $10,815,205 and $16,580,270 for the years ended September 30, 1999, 1998, and 1997, respectively. Interest expense was $547, $1,830 and $2,660 for the years ended September 30, 1999, 1998, 1997, respectively. Income tax expense was $53,000, $58,726 and $233,074 for the years ended September 30, 1999, 1998 and 1997, respectively.

The components of the net liabilities associated with TSA's discontinued operations included in the accompanying Consolidated Balance Sheet as of September 30, 1998 consist of the following:

--------------------------------------------------------------- -------------
                                                                    1998
--------------------------------------------------------------- -------------

--------------------------------------------------------------- -------------
Accounts receivable, net                                          $1,599,456
--------------------------------------------------------------- -------------
Inventories                                                          349,320
--------------------------------------------------------------- -------------
Prepaid expenses                                                      79,186
--------------------------------------------------------------- -------------
Other assets                                                          21,988
--------------------------------------------------------------- -------------
Property and equipment, net                                          234,960
--------------------------------------------------------------- -------------
Manufacturing & distribution rights & patents, net                   147,876
--------------------------------------------------------------- -------------
Total assets                                                       2,432,786
--------------------------------------------------------------- -------------
Accounts payable                                                     245,596
--------------------------------------------------------------- -------------
Accrued liabilities                                                   42,043
--------------------------------------------------------------- -------------
Minority interest                                                    364,157
--------------------------------------------------------------- -------------
Total liabilities                                                    651,796
--------------------------------------------------------------- -------------
Net assets of discontinued operations                             $1,780,990
--------------------------------------------------------------- -------------

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
17.  PRIVATE PLACEMENT OF SERIES A AND B CONVERTIBLE PREFERRED STOCK

In May 1998, the Company completed the sale in a private offering to two foreign investors of 1,000 shares of Series A Convertible Preferred Stock ("Series A Preferred ") with a liquidation value of $1,000 per share and a par value of $.10 per share. This funding was comprised of $1,000,000 in Series A Preferred, less placement and legal fees, yielding $881,394 in net proceeds to the Company. This Series A Preferred paid an annual dividend of 5% in cash or Common Stock. The Company issued an aggregate of 25,779 and 42,626 shares of Common Stock for payment of the dividend due on the Series A Preferred for the periods ending September 30, 1999, and 1998, respectively.

As part of the transaction, the foreign investors and the placement agent received a total of 250,000 three-year warrants exercisable at $1.10, of which 100,000 warrants were fully vested upon funding and the remaining 150,000 warrants vested upon the redemption on November 13, 1998. These warrants were valued utilizing the Black-Scholes Option Pricing Model in accordance with SFAS No. 123. The value of these warrants of $77,209 and $108,070 has been deducted from amounts available to Common Stockholders for the purposes of calculating loss per share for the periods ending September 30, 1999 and 1998, respectively.

Under the terms of the Preferred Stock agreement, the holders of Series A Preferred had the right to convert each share of Series A Preferred into a number of shares of Common Stock in whole or in part cumulatively. The Company had the right to redeem the Series A Preferred, at any time, in whole or in part at 120% of the purchase price of the Series A Preferred plus all accrued and unpaid dividends. The intrinsic value of the above described beneficial conversion feature of ($250,000) was recognized as an increase in additional paid-in-capital and a decrease in Series A Preferred. This beneficial conversion feature was amortized as an embedded Series A Preferred dividend through November 8, 1998 (the date on which all the stock could have been converted into Common Stock). On November 8, 1998, the Company redeemed one-half or $500,000 Stated Value of the existing Series A Preferred Stock ("Series A Preferred") by paying the holders an aggregate purchase price of $600,000. The holders also agreed not to convert $350,000 Stated Value of Series A Preferred until after March 31, 1999 (and the Company retained the right to redeem $350,000 Stated Value of Series A Preferred Stock at a 20% premium above Stated Value at any time before or after March 31, 1999). The remaining $150,000 Stated Value of Series A Preferred was converted into an aggregate of 387,554 shares of Common Stock (including accrued dividends) in accordance with the terms of the Series A Preferred. As consideration for the delay in converting $350,000 Stated Value of the Series A Preferred, the Company issued to the two holders thereof, five-year warrants to purchase an aggregate of 25,000 shares of Common Stock exercisable at $.8937 per share commencing in April 1999. These warrants were valued at $10,298 utilizing the Black-Scholes Option Pricing Model in accordance with SFAS No. 123 and has been deducted from amounts available to Common Stockholders for the purpose of calculating income per share for the period ended September 30, 1999.

On November 17, 1998, the Company sold $3,500,000 of its Series B Convertible Preferred Stock (see Note 13. Related Party Transactions).

On March 30, 1999, the Company and the holders of the Series A Preferred agreed to modify the conversion terms of the remaining $350,000 of Series A Preferred resulting in the conversion of the Series A preferred into Common Stock at $1.00 per share, or into 350,000 shares. The holder agreed to restrict public sale of these 350,000 shares of Common Stock until October 1, 1999 and thereafter 70,000 shares, on a cumulative basis, may be sold each month. The $1.00 price was substantially higher than the price permissible and occurred as the result of the Company agreeing not to redeem the $350,000 Series A Preferred.

                         TOP SOURCE TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
18. SUBSEQUENT EVENTS

Under the original terms of the Series B Preferred, the Company was allowed to redeem the Series B Preferred Stock at a 15% premium until October 27, 1999 (see
Note 13. Related Party Transactions). A redemption did not occur by that date, so the Company was required to file a registration statement no later than November 30, 1999. However, on October 21, 1999, the Mennen Trusts agreed to allow the Company to delay filing a registration statement until January 1, 2001 to cover the potential public sale of the shares of the Company's Common Stock issuable upon conversion of the Preferred Stock and warrants. Under the terms of the agreement, the Mennen Trusts received 250,000 warrants at a strike price of $2.38. In return, the Company maintained its 15% redemption right and was allowed to extend the required registration or redemption until January 1, 2001. These warrants were valued at $252,180 utilizing the Black Scholes Option Pricing Model in accordance with SFAS No. 123 and will be deducted from amounts available to common stockholders for the purpose of calculating income per share for the first quarter of fiscal year 2000.

MIGHTYCLEAN 2000(TM)

In November 1999, the Company entered into an agreement with BioTek Environmental Services, Inc. ("BioTek"), which gave the Company the exclusive world-wide rights to market and sell BioTek's proprietary, hydrocarbon eating microbes in certain defined markets. Under the terms of the agreement, the Company has the exclusive world-wide rights for 25 years to market and sell the proprietary biotechnology under the trademark MightyClean 2000(TM) brand name in the automotive, trucking and food service businesses. Maintenance of these exclusive rights is expressly contingent upon the Company attaining $1,000,000 in sales of the product by May 31, 2000. This includes manufacturers, dealers, and services of cars and trucks; gas stations, quick lube centers, tire and battery stores; operators of vehicle fleets including limousines, taxis and buses, and overnight delivery services as well as municipal, government and military fleets. Within the food service industry, the Company may market and sell MightyClean 2000(TM) to restaurants, fast food stores, wholesale food distributors and food manufacturers including meat, poultry and seafood processors.